                       Financial Statements and Report of
                    Independent Certified Public Accountants

                           INTERNATIONAL MOTOR SPORTS
                          GROUP, INC. AND SUBSIDIARIES

                                December 31, 1997

                                C O N T E N T S



                                                                            Page
                                                                            ----


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                            3


FINANCIAL STATEMENTS

        CONSOLIDATED BALANCE SHEET                                            4

        CONSOLIDATED STATEMENTS OF OPERATIONS                                 5

        CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY                        6

        CONSOLIDATED STATEMENTS OF CASH FLOWS                                 8

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           10

               Report of Independent Certified Public Accountants


Board of Directors
International Motor Sports Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of International Motor Sports Group, Inc. (a Delaware Corporation) and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and the period September 20, 1996 (date of inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of International Motor Sports Group, Inc. and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 1997 and the period September 20, 1996 (date of inception) through December 31, 1996, in conformity with generally accepted accounting principles.




Seattle, Washington
March 11, 1998

             International Motor Sports Group, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEET

                                December 31, 1997



                                     ASSETS


CURRENT ASSETS
   Cash                                                                       $  3,510,537
   Accounts receivable (note A3)                                                   883,272
   Prepaid expenses and other                                                      124,223
   Notes receivable (note C)                                                     1,732,812
                                                                              ------------

        Total current assets                                                     6,250,844

PROPERTY, PLANT AND EQUIPMENT, net (notes A4, F, G and I)                        4,290,041

OTHER ASSETS
   Investments in and notes receivable from affiliates (notes A1 and D)            643,833
   Goodwill (note A7)                                                               82,783
                                                                              ------------

                                                                              $ 11,267,501
                                                                              ============
                                   LIABILITIES

CURRENT LIABILITIES
   Note payable to affiliate (note G)                                         $    287,907
   Current maturities of long-term obligations                                   1,463,125
   Deferred revenue                                                                100,000
   Provision for operating loss (note O)                                            40,000
   Accounts payable                                                              1,045,140
                                                                              ------------

        Total current liabilities                                                2,936,172

LONG-TERM OBLIGATIONS, less current maturities (note I)                             81,570

RELATED PARTY NOTES PAYABLE (note H)                                            16,305,500

COMMITMENTS AND CONTINGENCIES (notes D, E, K, O and P)                                  --

STOCKHOLDERS' EQUITY (DEFICIT) (notes L, M and N)
   Preferred stock - authorized 5,145,000 shares
      of $.01 par value; none issued and outstanding                                    --
   Common stock - authorized, 50,000,000 shares of $.01
      par value; 42,433,847 shares issued and outstanding                          424,338
   Additional contributed capital                                               14,232,494
   Cumulative translation adjustment (note A2)                                    (116,504)
   Accumulated deficit                                                         (22,596,069)
                                                                              ------------
                                                                                (8,055,741)
                                                                              ------------
                                                                              $ 11,267,501
                                                                              ============


The accompanying notes are an integral part of this statement.

             International Motor Sports Group, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                 Year ended December 31, 1997 and for the period
        September 20, 1996 (date of inception) through December 31, 1996

                                                                                                 September 20,
                                                                                Year ended        1996 through
                                                                                December 31,       December 31,
                                                                                   1997               1996
                                                                               ------------        ------------

Revenues                                                                       $  7,135,314        $  9,186,858

Expenses
   Direct expenses                                                                7,128,278          10,585,069
   Selling, general and administrative                                            6,533,019           3,567,688
   Depreciation expense                                                           2,596,818           1,660,591
   Loss on investments in affiliates (note A1)                                      932,894                  --
                                                                               ------------        ------------
                                                                                 17,191,009          15,813,348
                                                                               ------------        ------------
        Operating loss                                                          (10,055,695)         (6,626,490)

Other income (expense)
   Interest                                                                        (575,497)           (127,048)
   Other                                                                            (88,475)            204,659
                                                                               ------------        ------------
                                                                                   (663,972)            (77,611)
                                                                               ------------        ------------
        Loss from continuing operations before income taxes                     (10,719,667)         (6,548,879)

Income taxes (notes A6 and J)                                                            --                  --
                                                                               ------------        ------------

        Loss from continuing operations before
          discontinued operations and extraordinary item                        (10,719,667)         (6,548,879)

Discontinued operations (note O)
   Loss from operations of discontinued venue division                           (2,049,801)                 --
   Gain on disposal of venue division including provision of $40,000 for
      operating losses during phase-out period                                    1,582,832                  --
   Loss from operations of discontinued
      race sanctioning division                                                  (3,502,602)                 --
   Loss from disposal of race sanctioning division                               (1,875,120)                 --
                                                                               ------------        ------------

        Loss from discontinued operations                                        (5,844,691)                 --
                                                                               ------------        ------------

        Loss before extraordinary item                                          (16,564,358)         (6,548,879)

Extraordinary item (note O1)
   Gain from extinguishment of debt                                                 517,168                  --
                                                                               ------------        ------------

        NET LOSS                                                               $(16,047,190)       $ (6,548,879)
                                                                               ============        ============

Loss per common share (note A10)
   Loss before discontinued operations and extraordinary item                  $       (.37)       $       (.57)
   Discontinued operations                                                             (.20)                 --
   Extraordinary item                                                                   .01                  --
                                                                               ------------        ------------

        NET LOSS                                                               $       (.56)       $       (.57)
                                                                               ============        ============

The accompanying notes are an integral part of these statements.

             International Motor Sports Group, Inc. and Subsidiaries

                        STATEMENT OF STOCKHOLDERS' EQUITY

   Year ended December 31, 1997 and for the period September 20, 1996
                 (date of inception) through December 31, 1996





                                        Preferred stock                   Common stock
                                     Shares         Amount            Shares       Amount
                                  -----------     -----------     -----------    -----------

Balance at September 20, 1996              --     $        --              --    $        --

Issuance of common stock in                                         3,430,000
  conjunction with the
  acquisition of SportsCar                 --              --                            200

Issuance of preferred stock in
  conjunction with the
  acquisition of SportsCar          5,145,000       1,000,000              --             --


Net loss for the period                    --              --              --             --
                                  -----------     -----------     -----------    -----------

Balance at December 31, 1996        5,145,000       1,000,000       3,430,000            200

Issuance of common stock
  for convertible notes
  and associated interest                  --              --      24,092,788        275,027


Issuance of common stock
  for convertible
  preferred stock                  (5,145,000)     (1,000,000)      5,145,000         51,450

Issuance of common stock
  for services rendered at
  fair value                               --              --         766,059          7,661



                                   Additional    Cumulative
                                  contributed   translation   Accumulated
                                     capital     adjustment     deficit          Total
                                   -----------    --------    -----------     -----------

Balance at September 20, 1996      $        --    $     --    $        --     $        --

Issuance of common stock in
  conjunction with the
  acquisition of SportsCar                  --            --             --             200


Issuance of preferred stock in
  conjunction with the
  acquisition of SportsCar                  --          --             --       1,000,000


Net loss for the period                     --          --     (6,548,879)     (6,548,879)
                                   -----------    --------    -----------     -----------

Balance at December 31, 1996                --          --     (6,548,879)     (5,548,679)

Issuance of common stock
  for convertible notes
  and associated interest            4,830,985          --             --       5,106,012


Issuance of common stock
  for convertible
  preferred stock                      948,550          --             --              --

Issuance of common stock
  for services rendered at
  fair value                           145,551          --             --         153,212





                                    Continued

             International Motor Sports Group, Inc. and Subsidiaries

       Year ended December 31, 1997 and for the period September 20, 1996
                 (date of inception) through December 31, 1996





                                               Preferred stock             Common stock
                                             Shares       Amount         Shares       Amount
                                             -----    ------------    ----------    ------------

Issuance of common
  stock for purchase
  of APEX and Jim Epler Racing                 --             --       1,000,000          10,000

Issuance of common stock
  for purchase of Team Scandia
  at cost, assumes pooling
  as of January 1, 1996 (including
  capital contributions of $968,824
  in 1997 and $5,363,306 in
  1996 by controlling shareholder) (note B)    --             --       8,000,000          80,000


Foreign currency translation                   --             --              --              --
  adjustments

Net loss for the year                          --             --              --              --
                                             -----    ------------    ----------    ------------

                                               --     $        --     42,433,847    $    424,338
                                             =====    ============    ==========    ============






                                                      Additional         Cumulative
                                                     contributed        translation      Accumulated
                                                        capital          adjustment        deficit           Total
                                                     ------------       ------------     ------------     ------------

Issuance of common
  stock for purchase
  of APEX and Jim Epler Racing                            190,000                 --               --          200,000

Issuance of common stock
  for purchase of Team Scandia
  at cost, assumes pooling
  as of January 1, 1996 (including
  capital contributions of $968,824
  in 1997 and $5,363,306 in
  1996 by controlling shareholder) (note B)             8,117,408                 --               --        8,197,408


Foreign currency translation                                   --           (116,504)              --         (116,504)
  adjustments

Net loss for the year                                          --                 --      (16,047,190)     (16,047,190)
                                                     ------------       ------------     ------------     ------------

                                                     $ 14,232,494       $   (116,504)    $(22,596,069)    $ (8,055,741)
                                                     ============       ============     ============     ============




The accompanying notes are an integral part of this statement.

             International Motor Sports Group, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

       Year ended December 31, 1997 and for the period September 20, 1996
                 (date of inception) through December 31, 1996



                                                                  1997               1996
                                                              ------------       ------------
Increase (Decrease) in Cash

Cash flows from operating activities
   Net loss                                                   $(16,047,190)      $ (6,548,879)
   Adjustments to reconcile net loss to
      net cash used in operating activities
         Depreciation and amortization                           2,716,081          1,763,990
         Deferred revenue                                         (637,833)          (316,667)
         Forgiveness of debt                                      (517,168)                --
         Equity in losses from affiliates                          932,894                 --
         (Gain) loss on disposal of assets                          72,503           (183,687)
         Loss on disposition of subsidiaries                       252,288                 --
         Common stock issued for services received                 153,212                 --
         Changes in assets and liabilities
           Accounts receivable                                    (654,353)           749,344
           Notes receivable                                     (1,632,812)                --
           Prepaid expenses and other assets                      (110,223)            50,167
           Accounts payable                                     (1,129,147)           278,097
           Accrued liabilities                                     218,080           (578,723)
                                                              ------------       ------------

               Net cash used in operating activities           (16,383,668)        (4,786,358)

Cash flows from investing activities
   Purchase of equipment                                        (2,217,522)        (3,467,977)
   Proceeds from sale of subsidiary                              3,500,000                 --
   Proceeds from disposition of equipment                           85,666            223,231
   Investment in subsidiaries, less
      cash received of $1,384                                   (1,875,784)          (889,000)
   Investment in affiliates                                     (1,076,727)                --
                                                              ------------       ------------

               Net cash used in investing activities            (1,584,367)        (4,133,746)

Cash flows from financing activities
   Payments on long-term obligations                            (1,384,029)          (216,519)
   Proceeds from long-term obligations                             969,866          1,609,250
   Proceeds from note payable to affiliate, net                    287,907                 --
   Proceeds from issuance of common stock                               --                200
   Proceeds from issuance of preferred stock                            --          1,000,000
   Capital contributions to Team Scandia                           968,824          5,363,306
   Proceeds from related party notes payable, net               19,745,500          1,947,000
                                                              ------------       ------------

               Net cash provided by financing activities        20,588,068          9,703,237




                                    Continued

             International Motor Sports Group, Inc. and Subsidiaries

       Year ended December 31, 1997 and for the period September 20, 1996
                 (date of inception) through December 31, 1996



                                                     1997              1996
                                                 -----------       -----------

Effect of exchange rate changes on cash             (116,504)               --
                                                 -----------       -----------

Net increase in cash                               2,503,529           783,133

Cash at beginning of period                        1,007,008           223,875
                                                 -----------       -----------

Cash at end of period                            $ 3,510,537       $ 1,007,008
                                                 ===========       ===========

Cash paid during the period for interest         $   238,273       $   127,048
                                                 ===========       ===========

Noncash investing and financing activities:
   See note R



The accompanying notes are an integral part of these statements.

             International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE A - SUMMARY OF ACCOUNTING POLICIES

    International Motor Sports Group, Inc. (the Company) was formed in September 1996 as a holding company for investments in motor sports related businesses. The Company's wholly-owned subsidiaries include: (1) Team Scandia, a motor sports race team that competes in the Indianapolis Racing League and National Hot Rod Association's Top Fuel Series, (2) Royal Purple Motor Oil, Inc., which markets and sells a line of high-performance lubricants, (3) IMSG Properties, which operates Mosport Park, a multi-purpose entertainment facility located outside Toronto, Ontario, and
    (4) D3 Design Works, formerly "Apex Communications," which is a full-service designing agency, specializing in digital mediums. The Company holds 50% ownership interests in Scandia Bodine Racing LLC, a race team that competes in NASCAR's Winston Cup series, and Jimmy Kite Enterprises, LLC and Cristen Powell Enterprises, LLC, which are racecar drivers' entities.

    A summary of significant accounting polices consistently applied in the preparation of the accompanying consolidated financial statements follows.

    1. Principles of Consolidation

    The financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in 20% to 50% owned affiliates in which management has the ability to exercise significant influence are included based on the equity method of accounting. All significant intercompany balances and transactions have been eliminated.

    2. Translation of Foreign Currencies

    All balance sheet accounts of foreign operations are translated into US dollars at the year-end rate of exchange, and statement of operations items are translated at the weighted average exchange rates for the year. The resulting translation adjustments are made directly to a separate component of stockholders' equity. Gains and losses from other foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are also included in the consolidated statement of operations.

    3. Accounts Receivable

    The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is provided. If amounts become uncollectible, they will be charged to operations when that determination is made.

             International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

    4. Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on a straight-line basis. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Estimated service lives of property and equipment are as follows:

    Racing equipment                             3 years
    Vehicles and transportation equipment        3 to 5 years
    Equipment                                    2 to 10 years
    Leasehold improvements                       2 to 10 years


    The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

    5. Revenue Recognition

    Event related revenues and expenses are recognized upon completion of an event. Revenues derived from the promotion of the sponsors' businesses are recorded in the racing season to which they relate based on the number of sponsored races that have occurred. Revenue from the sale of merchandise and other goods is recognized at the time of sale.

    6. Income Taxes

    The Company provides for income taxes based on income reported for financial reporting purposes. Certain charges to earnings differ as to timing from those deducted for tax purposes; these relate primarily to accelerated depreciation. The tax effects of these differences are recorded as deferred income taxes.

    7. Goodwill

    Intangible assets represent the excess costs of acquiring subsidiaries over the fair value of net assets acquired at the date of acquisition, which are amortized using the straight-line method primarily over a 10-year period. The Company periodically reviews

             International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

    goodwill to assess recoverability. Impairment is recognized in operating results if expected future operating undiscounted cash flows of the acquired business are less than the carrying value of goodwill.

    8. Use of Estimates

    In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    9. Fair Value of Financial Instruments

    The carrying amount of all significant financial instruments approximates fair value under the requirements of "Statement of Financial Accounting Standards No. 107 - Disclosure About Fair Value of Financial Instruments." These instruments are all expected to be collected, converted to equity or paid during 1998.

    10. Loss Per Share

    Loss per share is based on the weighted average number of shares outstanding during each period. The weighted average number of common shares outstanding was 28,795,174 and 11,430,000 for the year ended December 31, 1997 and the period September 20, 1996 through December 31, 1996, respectively. The computation for loss per share assuming dilution for the year ended December 31, 1997 and the period September 20, 1996 through December 31, 1996 was anti-dilutive; and therefore, is not included.


NOTE B - BUSINESS COMBINATION

    Effective June 28, 1997, the Company purchased Team Scandia, Inc., from the Chairman of the Board of the Company who had acquired it in 1995. The acquisition was accomplished by the exchange of 8,000,000 shares of the Company's common stock for all of the common stock of Team Scandia, Inc. The transaction was accounted for as an exchange between enterprises under common control and has been accounted for in a manner similar to a pooling of interests. Therefore, the net assets

             International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE B - BUSINESS COMBINATION - Continued

    and liabilities were accounted for at historical cost, which totaled $937,671. The consolidated statement of operations include the results of operations of Team Scandia, Inc. from January 1, 1996.


NOTE C - NOTES RECEIVABLE

    Notes receivable consist of the following at December 31, 1997:

     Note receivable on the sale of
      subsidiary, SportsCar Racing, Inc.; 10% interest; due May
      1998 (see note O2)                                                          $  600,000

     Note receivable in conjunction with
      option agreement; interest at 12%, payable on demand after
      January 31, 1998; collateralized by equipment
      and fixtures (see note E)                                                      600,000

     Note receivable in connection with a
      long-term lease; due upon final disposition of the venue
      division (Mosport Park) (note O1)
                                                                                     532,812
                                                                                  ----------
                                                                                  $1,732,812
                                                                                  ==========

NOTE D - TRANSACTIONS WITH AFFILIATES

    In September 1997, the Company acquired a 50% interest in Scandia Bodine Racing, LLC, (SBR) a NASCAR Winston Cup Team previously owned by veteran NASCAR driver Brett Bodine. The Company paid $1,000 for class A stock for a 50% voting interest and contributed $1,000,000 for class B stock which has a liquidation preference. The operating agreement provides that the company is to be allocated 100% of the losses until such time as its aggregate capital account balance related to both class A and class B stock equals zero. Thereafter, net losses will be allocated based upon ownership percentages. The Company will be allocated 100% of all of the SBR's profits to the extent of prior allocations of annual net losses absorbed as described above. The Company has recorded losses from SBR totaling approximately $880,000 as of December 31, 1997. The Company has also guaranteed bank loans to SBR of approximately $1,025,000. Additionally, the Company has entered into promissory notes and advanced $500,000 to SBR for operations. These notes bear interest at 8% and are due on demand.

            International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE D - TRANSACTIONS WITH AFFILIATES - Continued

    In 1997, the Company acquired 50% interests in two separate racecar drivers' enterprises for approximately $76,000 in cash and a commitment to provide up to a total of $600,000.


NOTE E - LOAN AGREEMENT AND OPTION

    On September 16, 1997, the Company entered into a loan agreement and option with Klein Engines and Competition Components, Inc. (Klein) to provide $560,000, evidenced by a promissory note, in exchange for an option granted by Klein's majority stockholder to acquire all of the shares of Klein's majority stockholder in exchange for shares of the Company's common stock. The option expires on March 31, 1998 and requires the Company to exchange one share of its common stock for each share of Klein stock received. The Klein stock is being held in an escrow account until such time that the option is exercised or expires. In conjunction with the exercise of the option, the Company is required to enter into a five year employment contract with the former Klein majority stockholder as president of Klein, nominate him for the Company's board of directors, and grant options to purchase 1,000,000 shares of the Company's common stock at $1 per share.

    The note bears interest at 12% and is payable on demand after January 31, 1998. The note is collateralized by all of Klein's equipment and fixtures. At December 31, 1997, $560,000 was outstanding under this note and the Company had also advanced Klein an additional $40,000.


NOTE F - PROPERTY, PLANT AND EQUIPMENT - AT COST

    Property, plant and equipment consist of the following at December 31, 1997:

    Racing equipment                                     $ 9,068,450
    Vehicles and transportation equipment                  2,204,371
    Equipment                                                390,004
    Office and computer equipment                            335,814
    Furniture and fixtures                                    48,133
    Leasehold improvements                                   267,499
                                                         -----------
                                                          12,314,271
    Less accumulated depreciation and amortization         8,024,230
                                                         -----------
                                                         $ 4,290,041
                                                         ===========

             International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE G - NOTES PAYABLE TO AFFILIATE

    A subsidiary of the Company has a demand note payable to a related party for up to $2,000,000, which is collateralized by all assets of IMSG Properties. The amount outstanding totaled $287,907 at December 31, 1997. The note does not bear interest and will be paid in full upon the sale of IMSG Properties (note O1).


NOTE H - NOTES PAYABLE TO RELATED PARTIES

    The Company has unsecured demand notes including imputed interest at 8% of $367,500 due to related parties totaling $16,305,500 as of December 31, 1997. It is the Company's and the note holder's intention to convert the notes payable into shares of the Company's common stock. The conversion is contingent on the authorization of additional shares of the Company's common stock.


NOTE I - LONG-TERM OBLIGATIONS

    Long-term obligations consist of the following at December 31 1997:

 Note payable to a bank in monthly
    installments of $64,125, plus interest
    at 7.85%; final payment due October 1998; collateralized by
    equipment                                                                     $  641,250

 Note payable to a bank in monthly installments of $51,470, plus interest at
    7.5%; final payment due September 1998; collateralized by equipment
                                                                                     770,455

Note payable to a bank in monthly installments of $5,523, plus interest at prime plus 2.5% (12% at December 31, 1997); final payment due June 2000;
   collateralized by vehicle                                                         113,870

Other                                                                                 19,120
                                                                                  ----------
                                                                                   1,544,695

    Less current maturities                                                        1,463,125
                                                                                  ----------

                                                                                  $   81,570
                                                                                  ==========

             International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE I - LONG-TERM OBLIGATIONS - Continued

    Aggregate maturities of long-term obligations are as follows:

                 Year ending December 31,
                 -----------------------
                           1998                   $1,463,125
                           1999                       52,435
                           2000                       29,135
                                                  ----------
                                                  $1,544,695
                                                  ==========

NOTE J - INCOME TAXES

    The Company accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes (SFAS 109).

    The income tax provision reconciled to the tax computed at the statutory federal rate was:

                                                                 1997              1996
                                                             -----------       -----------
Tax benefit at statutory rate                                $(5,456,000)      $(2,227,000)
Non-deductible losses in affiliates                              317,000                --
Non-deductible losses
   of subsidiaries sold                                        1,987,000           279,000
Pre-acquisition losses of subsidiary accounted for as a
   pooling                                                       543,000         1,925,000
Non-deductible meals and entertainment                            51,000                --
Valuation allowance                                            2,558,000            23,000
                                                             -----------       -----------

      Total                                                  $        --       $        --
                                                             ===========       ===========

    The components of deferred taxes are as follows at December 31, 1997:

Deferred tax asset:
   Excess of book over tax depreciation      $   195,000
   Net operating loss carryforward             2,580,000
   Valuation allowance                        (2,775,000)
                                             -----------

                                             $        --
                                             ===========

    The Company has established a valuation allowance of $2,775,000 and $23,000 as of December 31, 1997 and 1996, respectively, due to the uncertainty of future utilization. The valuation allowance was increased by $2,752,000 and $23,000 during the year ended December 31, 1997 and the period September 20, 1996 through December 31, 1997,

            International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE J - INCOME TAXES - Continued

    respectively. At December 31, 1997, the Company had net operating loss carryforwards for federal income tax reporting purposes of approximately $7,587,000 available to offset future income which expire in 2011 and 2012.


NOTE K - COMMITMENTS AND CONTINGENCIES

    1. Leases

    The Company leases office equipment and conducts a portion of its operations in leased facilities classified as operating leases and under month-to-month agreements. The following is a schedule by years of approximate minimum rental payments under such operating leases, which expire at various dates through 2002.

                 Year ending December 31,
                 ------------------------

                           1998                         $171,700
                           1999                           46,200
                           2000                           37,200
                           2001                           26,600
                           2002                           13,700
                                                        --------
             Total minimum payments required            $295,400
                                                        ========


    The leases provide for payment of taxes and other expenses by the Company. Rent expense for leased facilities totaled approximately $586,000 and $674,000 for the year ended December 31, 1997 and the period September 20, 1996 through December 31, 1996, respectively.

    2. Legal Matters

    The Company is engaged in various lawsuits, either as plaintiff or defendant, involving alleged breaches of contract, related primarily to sponsorship agreements and racecar drivers associated with its subsidiary, Team Scandia, Inc. Certain drivers have alleged breach of employment contracts, additional prize money earned and punitive damages.

    Management believes that unfavorable outcomes of certain claims and arbitration proceedings are probable. However, management intends to vigorously defend against these claims and proceedings. The Company

             International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE K - COMMITMENTS AND CONTINGENCIES - Continued

    has expensed and deposited into an escrow account $450,000 for probable uninsured losses and believes that this is adequate to cover potential claims.

    3. Commitments

    In February 1997, the Company formed Royal Purple Motor Oil, Inc. (Royal Purple), in which 100 shares of Royal Purple's common stock was issued to the Company at par value of $.01. In April 1997, IMSG acquired exclusive retail distribution rights to market and sell a line of high performance lubricants under the Royal Purple (TM) brand name through Royal Purple. In consideration of the rights granted to the Company, the Company granted the seller the option to purchase 800,000 shares of Royal Purple's common stock that at the time of exercise, if any, will represent 20% of Royal Purple's common stock deemed outstanding, after giving effect to such exercise. The aggregate exercise price will be $1,000,000. Additionally, the agreement states that the Company or its affiliates shall invest $5,000,000 in Royal Purple over the period April 1997 through March 1999. As of December 31, 1997, the Company and its affiliates have contributed cash and sponsorship fees of $2,555,751 to Royal Purple.

    Also, the Company has issued an additional 370,000 options to employees to purchase stock in Royal Purple for $1.25 per share. These options vest 20% per year and will be fully vested by June 2002.

    4. Employee Benefit Plan

    The Company has a defined contribution 401(k) plan. All employees are eligible for this plan upon completion of six months of service and attainment of age 21. The Company has the option to make discretionary contributions at year end. The Company did not make any contributions to the plan for 1997 or 1996.


NOTE L - WARRANTS

    During July through September 1997, the Company granted 675,000 common stock warrants to directors and shareholders to purchase common stock at $1.00 per share. The warrants are exercisable over a ten-year term and expire in September 2007. In order to prevent dilution, the

             International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE L - WARRANTS - Continued

    exercise price is subject to adjustment based upon recent common stock sales as defined the warrant agreement. The exercise price adjustments are calculated differently based upon whether the adjustment occurs in the first eighteen months of the exercise period or thereafter.


NOTE M - STOCK OPTIONS

    The Company has a stock option plan accounted for under APB Opinion 25 and related Interpretations. The plan allows the Company to grant options to employees for up to 6,215,000 shares of common stock. Options currently outstanding vest over a five-year period. The options are exercisable at not less than the market value of the Company's common stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method required by Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation (SFAS 123), the effect on the Company's net loss would have been immaterial.

    A summary of the status of the Company's stock option plan as of December 31, 1997 and 1996, and changes during the periods ending on those dates is presented below.

                                                  1997                       1996
                                         -----------------------   ------------------------
                                                      Weighted                   Weighted
                                                       Average                   Average
                                                      Exercise                   Exercise
                                          Shares        Price        Shares       Price

Outstanding at beginning of period       1,201,000     $   .20             --      $ --
Granted                                  3,275,000         .69      1,201,000       .20
Forfeited                               (3,926,000)        .61             --        --
                                        ----------     -------     ----------      ----

Outstanding at end of period               550,000     $   .71      1,201,000      $.20
                                        ==========     =======     ==========      ====


    The options outstanding at December 31, 1997 have exercise prices of $.20 and $1 and a remaining contractual life of nine years.

             International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE N - CONVERTED PREFERRED STOCK

    During the second quarter of fiscal 1997, all outstanding shares of the Company's preferred stock were converted into common stock at the ratio of one common share for each share of preferred stock. Common shares issued in the conversion were 5,145,000 shares.


NOTE O - DISCONTINUED OPERATIONS

    During 1997, the Company decided to sell its venue and race sanctioning operations. Accordingly as of December 31, 1997, these operations were considered discontinued and sold or offered for sale. These operations are reflected as discontinued operations in the Company's Consolidated Statements of Operations for the year ended December 31, 1997.

    1. Venue Operations

    In December 1997, the Company sold its wholly owned subsidiary, Sebring International Raceway (Sebring), which controlled a venue, Sebring Raceway, and the world-renowned event, the "12 Hours of Sebring" for $3,500,000. The Company recorded a loss from Sebring's operations for the year ended December 31, 1997 of $700,206. The gain on the sale of Sebring totaled approximately $1,623,000. In connection with the sale, a $1,500,000 face value promissory note was cancelled in exchange for $600,000 in cash. This resulted in the forgiveness of debt totaling $517,168, of which $77,168 represented accrued interest. This has been reflected in the Consolidated Statements of Operations as an extraordinary gain.

    In May 1997, the Company formed IMSG Properties, a wholly owned Canadian subsidiary, to enter into a long-term lease for a multi-purpose entertainment facility known as Mosport Park. In conjunction with the Company's decision to sell its venue operations, the Company entered into an option agreement with an outside party to take an assignment of the Mosport Park lease or to take title of the Mosport Park property if the Company decides to purchase the said property outright. The Company has received $100,000 as an option fee and will receive an additional $200,000 if the option is exercised. If the Company decides to buy the property, then the outside party will have an option to take title to the property upon payment to the Company of a price equal to its cost, as defined in the option agreement, plus $200,000. The option expires May 31, 1998. The assets have been reported at the lower of the carrying amount when the decision to sell

             International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE O - DISCONTINUED OPERATIONS - Continued

    was made, which approximated their carrying value. The current year loss incurred related to Mosport Park of $1,349,595 and a provision of $40,000 for operating losses for 1998 has been recorded in the Company's financial statements as discontinued operations.

    2. Sanctioning Operation

    In December 1997, the Company sold its wholly owned subsidiary, Professional SportsCar Racing, Inc. (SportsCar), the primary sanctioning body for professional sports car racing in North America.

    The Company received a note for $600,000 in exchange for all the intercompany amounts owed to the Company. The Company recorded a loss from SportsCar's operations for the year ended December 31, 1997 of $3,502,602. The loss on the sale of SportsCar totaled approximately $1,875,000.


NOTE P - CONCENTRATIONS OF CREDIT RISK

    The Company maintains its cash balances in financial institutions, which at times, may exceed federally insured limits. Accounts at each financial institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances totaled approximately $3,650,000 as of December 31, 1997. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.


NOTE Q - NONCASH INVESTING AND FINANCING ACTIVITIES

    In 1997, the Company converted $5,000,000 of convertible debt plus $104,012 of related interest into 24,092,788 shares of common stock. Additionally, $1,000,000 of preferred stock was converted into 5,145,000 shares of common stock.

    In 1997, the Company acquired the assets and liabilities of Apex Communications and Jim Epler Racing, Inc. in exchange for $200,000 of its common stock. In conjunction with the acquisitions, liabilities were assumed as follows:

             International Motor Sports Group, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997



NOTE Q - NONCASH INVESTING AND FINANCING ACTIVITIES - Continued

   Fair value of assets acquired                                $ 500,946
   Fair value of the Company's common stock
      exchanged                                                  (200,000)
                                                                ---------
   Liabilities assumed                                          $ 300,946
                                                                =========


    In 1997, the Company sold its subsidiary, SportCar, in exchange for a $600,000 note receivable.

                       Automotive Performance Group, Inc.

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)


The accompanying unaudited pro forma combined condensed financial statements have been derived from the financial position and historical results of operations of International Motor Sports Group, Inc. (IMSG) and Klein Engines and Competition Components, Inc. (Klein) as of and for the three months ended March 31, 1998. Effective April 17, 1998, Klein exchanged 7,833,902 shares of its common stock for an equal number of shares of Automotive Performance Group, Inc.'s (APGI) common stock, and IMSG exchanged 108,930,887 shares of its common stock for an equal number of shares of APGI. This resulted in IMSG being the accounting acquirer in the transaction.

The unaudited pro forma combined condensed financial statements are presented for informational purposes only and do not purport to be indicative of the operating results that actually would have occurred if the merger of IMSG and Klein into Automotive Performance Group, Inc. (APGI) had been consummated on January 1, 1998, nor which may result from future operations. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable. The acquisition has been accounted for using the purchase method of accounting. These pro forma financial statements and the unaudited IMSG consolidated condensed balance sheets and statements of operations as of and for the three months ended March 31, 1998 and 1997 should be read in conjunction with the historical financial statements and related notes of IMSG and Klein and the merger document.

                       Automotive Performance Group, Inc.
                   Pro Forma Combined Condensed Balance Sheet
                                 March 31, 1998
                                  (Unaudited)

                                   ASSETS

                                                                                                Pro-Forma               Pro-Forma
                                                                  IMSG           Klein         Adjustments              Combined
                                                                  ----           -----         -----------              --------

CURRENT ASSETS
  Cash                                                         $  895,261     $  112,134       $       -               $ 1,007,395
  Accounts receivable                                             302,246        369,361         (44,385)(1)               627,222
  Prepaid expenses and other                                       73,770         46,831               -                   120,601
  Inventory                                                             -        786,349               -                   786,349
  Notes receivable                                              1,072,926              -               -                 1,072,926
                                                             -------------   -----------     -----------              ------------

      Total current assets                                      2,344,203      1,314,675         (44,385)                3,614,493

PROPERTY, PLANT AND EQUIPMENT, net                              3,736,272      2,351,159         880,466 (2),(4)         6,967,897

OTHER ASSETS
  Notes receivable                                              1,500,774              -        (600,000)(1)               900,774
  Investments in and notes receivable from affiliates             406,134              -               -                   406,134
  Goodwill                                                         78,644              -               -                    78,644
  Prepaid royalties                                                     -        290,000               -                   290,000
                                                             -------------   -----------     -----------              ------------

                                                              $ 8,066,027    $ 3,955,834       $ 236,081              $ 12,257,942
                                                              ===========     ===========      =========              ============

                                  LIABILITIES

CURRENT LIABILITIES
  Note payable to affiliate                                   $         -    $    32,950       $       -              $     32,950
  Current maturities of long-term obligations                   1,001,517        194,121               -                 1,195,638
  Accounts payable                                                997,367        591,817         (44,385)(1)               547,432
  Credit facility                                                       -        962,500        (600,000)(1)               362,500
  Deferred revenue                                                161,500              -               -                   161,500
  Income taxes payable                                                  -         77,759               -                    77,759
  Accrued liabilities                                                   -        205,034               -                 1,202,401
                                                             -------------   -----------     -----------              ------------

      Total current liabilities                                 2,160,384      2,064,181        (644,385)                3,580,180

LONG-TERM OBLIGATIONS, less current maturities                     65,000      1,583,484               -                 1,648,484

COMMITMENTS AND CONTINGENCIES                                           -              -               -                         -

STOCKHOLDERS' EQUITY (DEFICIT)

  Preferred stock - authorized 13,000,000 shares
     of $.01 par value; none issued and outstanding                     -              -               -                         -
  Common stock - authorized, 130,000,000 shares of $.01
     par value; 5,774,487 shares issued and outstanding         1,089,309          7,862      (1,039,426)(2),(3),(5)        57,745
  Additional contributed capital                               30,231,782      2,554,238         117,043 (2),(3),(5)    32,903,063
  Warrants                                                              -         10,000         (10,000)(2)                     -
  Cumulative translation adjustment                              (145,279)             -               -                  (145,279)
  Accumulated deficit                                         (25,335,169)    (2,263,931)      1,812,849 (2)           (25,786,251)
                                                             -------------   -----------     -----------              ------------
                                                                5,840,643        308,169         880,466                 7,029,278
                                                             -------------   -----------     -----------              ------------

                                                             $  8,066,027    $ 3,955,834     $   236,081              $ 12,257,942
                                                             =============   ============    ===========              ============

            See notes to Pro Forma Combined Condensed Balance Sheet.

                       Automotive Performance Group, Inc.

               NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                   (UNAUDITED)



(1)     Elimination of intercompany notes and interest receivable.

(2) Record the merger of Klein and IMSG into APGI and record revaluation to fair value of acquired property and equipment of Klein.

(3)     Adjust common stock for 20 to 1 reverse stock split.

(4) Record depreciation on increase to fair value of Klein of acquired property and equipment.

(5) Adjust common stock for accrued interest associated with related party notes converted into common stock assuming conversion at the beginning of the period.

                       Automotive Performance Group, Inc.
                   Pro Forma Combined Statement of Operations
                       Three months ended March 31, 1998
                                  (Unaudited)


                                                                                               Pro-Forma           Pro-Forma
                                                                IMSG               Klein      Adjustments           Combined
                                                                ----               -----      -----------           --------

Revenues                                                    $ 1,122,459         $  806,377      $      -         $ 1,928,836

Expenses
  Direct expenses                                             2,483,346          1,046,962             -           3,530,308
  Selling, general and administrative                           632,917            415,036             -           1,047,953
  Depreciation expense                                          561,784             43,524        11,145 (1)         616,453
  Loss on investments in affiliates                               2,698                  -             -               2,698
                                                            ------------        ----------      --------         -----------
                                                              3,680,745          1,505,522        11,145           5,197,412
                                                            ------------        ----------      --------         -----------

        Operating loss                                       (2,558,286)          (699,145)      (11,145)         (3,268,576)

Other income (expense)
  Interest, net                                                (272,600)           (59,550)      318,759 (2)         (13,391)
  Other                                                              -                  -             -                    -
                                                            ------------        ----------      --------         -----------
                                                               (272,600)           (59,550)      318,759             (13,391)
                                                            ------------        ----------      --------         -----------

        Loss from continuing operations before income taxes  (2,830,886)          (758,695)      307,614          (3,281,967)

Income taxes                                                          -                  -             -                   -
                                                            ------------        ----------      --------         -----------

        Loss from continuing operations before
           discontinued operations and extraordinary item    (2,830,886)          (758,695)      307,614          (3,281,967)



Discontinued operations
  Loss from operations of discontinued venue division          (201,878)                 -             -            (201,878)
                                                            ------------        ----------      --------         -----------

        Loss before extraordinary item                       (3,032,764)          (758,695)      307,614          (3,483,845)

Extraordinary item
   Gain from extinguishment of debt                             293,663                  -             -             293,663
                                                            ------------        ----------      --------         -----------

        NET LOSS                                            $(2,739,101)        $ (758,695)    $ 307,614         $(3,190,182)
                                                            ------------        ----------      --------         -----------

                       Automotive Performance Group, Inc.

          NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                   (UNAUDITED)


(1) Adjustment to increase depreciation expense resulting from the revaluation of Klein's acquired property and equipment. The acquired assets will be depreciated over service lives from five years to twenty years.

(2) Adjustment to eliminate interest expense associated with related party notes converted into common stock.

            International Motor Sports Group, Inc. and Subsidiaries
                     Consolidated Condensed Balance Sheets
                                   March 31,
                                  (Unaudited)




                                     ASSETS
                                                                      1998                1997
                                                                      ----                ----

CURRENT ASSETS
  Cash                                                           $    895,261         $  2,553,805
  Accounts receivable                                                 302,246              635,876
  Prepaid expenses and other                                           73,770              279,460
  Notes receivable                                                  1,072,926               75,322
                                                                 ------------         ------------

      Total current assets                                          2,344,203            3,544,463

PROPERTY, PLANT AND EQUIPMENT, net                                  3,736,272            5,888,665

OTHER ASSETS
  Investments in and notes receivable from affiliates               1,906,908                   --
  Goodwill                                                             78,644            2,531,586
  Non-compete agreements                                                   --              738,414
                                                                 ------------         ------------

                                                                 $  8,066,027         $ 12,703,128
                                                                 ============         ============

                                  LIABILITIES

CURRENT LIABILITIES
  Current maturities of long-term obligations                    $  1,001,517         $  4,274,000
  Accounts payable                                                    997,367            2,782,389
  Credit facility                                                          --              500,000
  Deferred revenue                                                    161,500            1,389,752
                                                                   ------------         ------------

      Total current liabilities                                     2,160,384            8,946,141

LONG-TERM OBLIGATIONS, less current maturities                         65,000            3,123,178

COMMITMENTS AND CONTINGENCIES                                              --                   --

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock - 5,145,000 issued and outstanding                       --            1,000,000
  Common stock - authorized, 130,000,000 shares of $.01
     par value; 108,930,887 shares issued and outstanding           1,089,309                  200
  Additional contributed capital                                   30,231,782            8,137,921
  Cumulative translation adjustment                                  (145,279)                  --
  Accumulated deficit                                             (25,335,169)          (8,504,312)
                                                                 ------------         ------------
                                                                    5,840,643              633,809
                                                                 ------------         ------------

                                                                 $  8,066,027         $ 12,703,128
                                                                 ============         ============

            International Motor Sports Group, Inc. and Subsidiaries
                Consolidated Condensed Statements of Operations
                          Three months ended March 31,
                                  (Unaudited)



                                                                       1998               1997
                                                                       ----               ----

Revenues                                                           $ 1,122,459         $ 4,178,715

Expenses
  Direct expenses                                                    2,483,346           3,148,891
  Selling, general and administrative                                  632,917           1,986,181
  Depreciation expense                                                 561,784             968,598
  Loss on investments in affiliates                                      2,698                  --
                                                                   -----------         -----------
                                                                     3,680,745           6,103,670
                                                                   -----------         -----------

        Operating loss                                              (2,558,286)         (1,924,955)

Other income (expense)
  Interest, net                                                       (272,600)            (30,478)
                                                                   -----------         -----------

        Loss from continuing operations before income taxes         (2,830,886)         (1,955,433)

Income taxes                                                                --                  --
                                                                   -----------         -----------

        Loss from continuing operations before
           discontinued operations and extraordinary item           (2,830,886)         (1,955,433)


Discontinued operations
  Loss from operations of discontinued venue division                 (201,878)                 --
                                                                   -----------         -----------

        Loss before extraordinary item                              (3,032,764)         (1,955,433)

Extraordinary item
   Gain from extinguishment of debt                                    293,663                  --
                                                                   -----------         -----------

        NET LOSS                                                   $(2,739,101)        $(1,955,433)
                                                                   ===========         ===========